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                     June 8, 2023

       John Umstead
       Chief Financial Officer
       G1 Therapeutics, Inc.
       700 Park Offices Drive, Suite 200
       Research Triangle Park, North Carolina 27709

                                                        Re: G1 Therapeutics,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 001-38096

       Dear John Umstead:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences